Exhibit (a)(1)(D)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock,

and Class A Common Stock of

DOVER MOTORSPORTS, INC.

at

$3.61 Net Per Share

Pursuant to the Offer to Purchase dated November 23, 2021

by

SPEEDCO II, INC.,

a wholly-owned subsidiary of

SPEEDWAY MOTORSPORTS, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE FOLLOWING 11:59 P.M. (12:00 MIDNIGHT), NEW YORK CITY TIME ON TUESDAY, DECEMBER 21, 2021, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

November 23, 2021

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Speedco II, Inc. (the “Purchaser”), a Delaware corporation and a wholly-owned subsidiary of Speedway Motorsports, LLC. (“Speedway”), a Delaware limited liability company to act as the Information Agent in connection with the Purchaser’s offer to purchase all of the issued and outstanding shares of common stock, par value $0.10 per share (the “Common Stock”), and class A common stock, par value $0.10 per share (the “Class A Stock”, and together with the Common Stock, the “Shares”) of Dover Motorsports, Inc. (“Dover”), a Delaware corporation, at a price of $3.61 per Share (the “Offer Price”), net to the seller in cash, without interest and subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in the offer to purchase, dated November 23, 2021 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”), which Offer to Purchase and Letter of Transmittal are enclosed herewith and collectively constitute the “Offer.” Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

THE BOARD OF DIRECTORS OF DOVER UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS TENDER ALL OF THEIR SHARES INTO THE OFFER.

The Offer is not subject to any financing condition. The conditions of the Offer are described in Section 15 of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase;

2. The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with the included Internal Revenue Service Form W-9;

3. A notice of guaranteed delivery to be used to accept the Offer if Shares and all other required documents are not immediately available or cannot be delivered to American Stock Transfer & Trust Company, LLC (the “Depositary”) by the Expiration Date or if the procedure for book-entry transfer cannot be completed by the Expiration Date (the “Notice of Guaranteed Delivery”);

4. A form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5. A return envelope addressed to the Depositary for your use only.

We urge you to contact your clients as soon as possible. Please note that the Offer and withdrawal rights will expire at one minute following 11:59 P.M. (12:00 midnight), New York City Time, on Tuesday, December 21, 2021, unless the Offer is extended or terminated. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of November 8, 2021, by and among Speedway, the Purchaser and Dover (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”).

Subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, the Purchaser will be merged with and into Dover (the “Merger”), with Dover continuing as the surviving corporation and as a wholly-owned subsidiary of Speedway (the “Surviving Corporation”). The closing of the Merger will occur as soon as practicable and, in any event, no later than the third business day after the conditions set forth in the Merger Agreement are satisfied or waived, unless another date is agreed to by the parties. As soon as practicable following the consummation of the Offer, Purchaser will merge with and into Dover, with Dover surviving as a wholly-owned subsidiary of Speedway, pursuant to the provisions of Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), with no stockholder approval required to consummate the Merger.

At the effective time of the Merger (the “Effective Time”), other than Shares (i) owned by Dover as treasury stock, (ii) owned by Purchaser immediately prior to the Merger becoming effective or irrevocably accepted for purchase by Purchaser in the Offer, or (iii) held by Dover’s stockholders who are entitled to and properly demand and who have lost or withdrew their appraisal rights under the DGCL), each Share issued and outstanding immediately prior to the Effective Time will be converted into the right to receive cash in an amount equal to the Offer Price, without interest, subject to any applicable withholding taxes. The treatment of the Company Equity Awards is discussed below in Section 11 – “The Merger Agreement; Other Agreements—Treatment and Payment of Dover’s Equity Awards.”

The Board of Directors of Dover has unanimously (i) determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of Dover and its stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby and declared it advisable that Dover enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Offer and the Merger, (iii) approved the execution, delivery and performance by Dover of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, (iv) resolved that the Merger Agreement and the Merger be governed by and effected under Section 251(h) of the DGCL, and (v) to the extent necessary, take all actions necessary to have the effect of causing the Merger, the Merger Agreement, the Support Agreement (as defined in the Merger Agreement) and the transactions contemplated by the Merger Agreement and the Support Agreement not to be subject to any state takeover law or similar law, rule or regulation that might otherwise apply to the Merger or any such transaction, in each case, on the terms and subject to the conditions of the Merger Agreement.

For Shares to be properly tendered in the Offer, (i) a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, together with any share certificates and any other documents required to be delivered with such Letter of Transmittal, (ii) in the case of book-entry transfer at The Depository Trust Company (“DTC”), an Agent’s Message (as defined in Section 2 of the Offer to Purchase) in lieu of such Letter of Transmittal, and any other documents required, must be timely received by the Depositary or (iii) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and the Letter of Transmittal. You may gain some additional time by making use of the Notice of Guaranteed Delivery.

Neither the Purchaser nor Speedway will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and MacKenzie Partners, Inc. (the “Information Agent”) as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. Purchaser will pay any transfer taxes with respect to the transfer and sale of Shares to it or to its order pursuant to the Offer (for the avoidance of doubt, transfer taxes do not include United States federal income or backup withholding taxes).

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from us at our address and telephone number set forth below and on the back cover of the Offer to Purchase. Such copies will be furnished promptly at the Purchaser’s expense. Questions or requests for assistance may also be directed to the Information Agent at the address and telephone number set forth below and on the back cover of the Offer to Purchase.

The Information Agent for the Offer is:

MacKenzie Partners., Inc.

1407 Broadway, 27th Floor

New York, NY 10018

(212) 929-5550

or

Call Toll-Free: (800) 322-2885

Email address: tenderoffer@mackenziepartners.com

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU THE AGENT OF THE PURCHASER, SPEEDWAY, DOVER, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.